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Exhibit 10.2

ORIGINATION AGREEMENT

        THIS ORIGINATION AGREEMENT (this "Agreement"), dated as of [    ], 2004, is made by and between Gramercy Capital Corp., a Maryland corporation (the "Parent"), and SL Green Operating Partnership, L.P., a Maryland limited partnership ("SL Green OP" and, with its parent SL Green Realty Corp. and subsidiaries and other entities controlled by either of them, "SL Green").

RECITALS

        WHEREAS, the Company is engaging GKK Manager, LLC (the "Manager"), a subsidiary of SL Green, to provide management services to the Parent and GKK Capital LP (the "Operating Partnership" and collectively with the Parent, the "Company") pursuant to that certain Management Agreement dated as of the date hereof (the "Management Agreement") by and among the Company and the Manager; and

        WHEREAS, the Company and SL Green wish to address certain elements of their relationship, including rights to acquire fixed income investments and SL Green's ownership in the Company.

AGREEMENT

        NOW THEREFORE, in consideration of the mutual agreements herein set forth and intending to be legally bound, the parties hereto agree as follows:

        1.    Limits on Origination by SL Green.

          (a)   (i)    SL Green will not originate, acquire or participate in Fixed Income Investments in the United States, except as set forth herein. "Fixed Income Investments" means debt obligations or interests in debt obligations bearing a fixed-rate of return and collateralized by real property or interests in real property; and

                  (ii)    SL Green will not acquire, originate or participate in Preferred Equity Investments which bear a fixed rate of return in the United States, unless the Company has determined not to pursue a particular Preferred Equity Investment opportunity. "Preferred Equity Investments" are investments in preferred stock, preferred shares, preferred interests in partnerships or limited liability companies or other securities which are, by their terms, given a preference in returning capital in liquidation, upon bankruptcy or otherwise.

          (b)   Notwithstanding paragraph (a), SL Green may:

                  (i)    retain any Fixed Income Investments and/or Preferred Equity Investments it owns or has committed to own on the date hereof;

                  (ii)    originate Fixed Income Investments or acquire interests in Fixed Income Investments and/or Preferred Equity Investments in connection with the sale of any real estate or real estate-related assets or Fixed Income Investments and/or Preferred Equity Investments SL Green currently owns or owns at any future time in part or whole, directly or indirectly;

                  (iii)    originate or acquire Fixed Income Investments and/or Preferred Equity Investments that provide a rate of return tied to the cash flow, appreciation or both of the underlying real property or interests in real property;

                  (iv)    modify or refinance any portion of the investments in item (i), (ii) or (iii) above including, but not limited to, changes in principal, rate of return, maturity or redemption date, lien priority, return priority and/or borrower; and

                  (v)    originate, acquire or participate in any investment which is considered Distressed Debt as of the date on which such investment is acquired. "Distressed Debt" is a Fixed Income Investment where (A) there is a payment default, (B) there is an acceleration, bankruptcy or foreclosure, (C) a default is highly likely because the loan-to-value ratio is over 100% or (D) the debt service on such debt exceeds the available cash flow from the underlying property on both a current and projected basis.

        2.    Limits on Company Origination.    The Company will not:

                  (i)    acquire real property in metropolitan New York and Washington, D.C. (except by foreclosure or similar conveyance) resulting from a Fixed Income Investment;

                  (ii)    originate or acquire investments described in Section 1(b)(iii) above or any investment which is considered Distressed Debt as of the date on which such investment is acquired, in each case located in metropolitan New York or Washington, D.C.; or

                  (iii)    originate or acquire participations in any investments described in Sections 1(b) (ii) or (iv) above.

        3.    Purchase Rights/Rights of First Offer.

          (a)   Purchase Rights—Properties.

                  (i)    When the Company acquires a direct or indirect ownership interest in real property in metropolitan New York or Washington, D.C. by foreclosure or similar conveyance or transfer in lieu thereof (any such interest being an "Acquired Property"), prior to the Company selling such Acquired Property SL Green may purchase the Acquired Property at a price equal to the Company's unpaid principal balance of the Fixed Income Investment on the date the Company foreclosed or acquired the Acquired Property, plus interest at the last stated contract (non-default) rate (and without default interest, late charges, prepayment penalties (however denominated), extension fees, exit fees, "kicker" interest, legal costs incurred by the Parent directly related to the conveyance of the property or other premiums of any kind) through the date of SL Green's purchase ("Par Value"); provided, that all such interest, premiums and fees are includable in the underlying Initial Fixed Income Investment documentation for such investment.

                  (ii)    If the Company seeks to sell an Acquired Property within one year following the acquisition of such Acquired Property and receives a bona fide third party offer to acquire the Acquired Property for cash that the Company desires to accept, SL Green will have a first right to purchase the Acquired Property at the lower of the Par Value or the third party's offer price prior to the Company accepting such offer. The Company will give prompt written notice to SL Green of its election to sell an Acquired Property, and of receipt of a bona fide third party offer (together with a copy of any written third party offer).

                  (iii)    If an Acquired Property is not sold within one year of the date of its acquisition by the Company, SL Green has the right to purchase the Acquired Property at its appraised value. The appraised value will be determined as follows: the Company will select an appraiser and SL Green will select an appraiser, who will each appraise the Acquired Property. These two appraisers jointly will select a third appraiser, who will then choose one of the two appraisals as the final appraised value.

                  (iv)    If SL Green elects to exercise a purchase right set forth in (i)–(iii) above, SL Green shall send written notice of such election to the Company, setting forth the calculation of the proposed purchase price and the desired closing date, which shall be between 15 and 45 days after such notice. If an appraiser is required, such notice shall also set forth the appraiser selected by SL Green. Unless the Company objects to the purchase price calculation, the sale to SL Green of the Acquired Property shall be consummated on the proposed closing date or as soon thereafter as feasible. Upon consummation, the Company shall deliver all leases, files and other documents related to such property. All sales shall be on an as-is, where-is basis with no representations or warranties made by the Company, except that the Company shall represent and warrant to the effect that (i) it has requisite power and authority to transfer the Acquired Property to SL Green and (ii) the interest conveyed by the Company in the Acquired Property is free and clear of liens (other than liens in place at the time the Company acquired such Acquired Property).

        In the case of a sale under (iii), the Company will promptly appoint an appraiser. The two selected appraisers shall complete their appraisals within 20 days and submit their appraisals to the third appraiser selected jointly by them. The third appraiser shall select one of the appraisals within ten (10) days thereafter, and the appraised value shall be the price at which SL Green shall have the right to purchase the Acquired Property. All appraisers shall have a minimum of ten (10) years' experience in appraising property similar to, and in the area of, the Acquired Property, and shall be MAI certified.

                (b)    Right of First Offer—Distressed Debt.    If at any time the Company plans to sell any interest it owns in Distressed Debt (the "Offered Asset"), the Company shall first give SL Green written notice of the terms and conditions, including the price and any other material terms and conditions on which the Company is willing to sell the Offered Asset. SL Green shall have the right, exercisable by written notice to the Company within ten (10) Business Days after the date the notice was delivered to the Company, to agree to purchase the Offered Asset upon the terms and conditions contained in the Notice. If SL Green exercises such right, then the Company shall sell the Offered Asset to SL Green on such terms and conditions, and subject to customary representations and warranties. In the event that SL Green does not exercise its right as aforesaid, the Company shall have the right to sell the Offered Asset to any other person within six (6) months thereafter at not less than 99% of the offered price and otherwise on substantially the same terms and conditions as were offered to SL Green. If the Offered Asset is not sold in such time frame or otherwise as aforesaid, then any plan by the Company to sell such Offered Asset shall again be subject to this Section 3(b). In the event that SL Green shall have exercised its right to purchase the Offered Asset and SL Green defaults in the purchase of the Offered Asset on the agreed terms, SL Green shall be deemed to have waived its rights under this Section with respect to the Offered Asset, and the Company shall thereafter have the right to sell the Offered Asset to any other person without restrictions.

        4.    Reimbursement of Formation Expenses.    The Company shall pay SL Green $1,800,000 in cash on the date of closing of the Company's initial public offering ("IPO"), to reimburse SL Green for organization and offering expenses advanced or incurred by SL Green on behalf of the Company.

        5.    Stock Purchase by SL Green.    SL Green agrees to purchase, and the Company agrees to sell, such number of shares of the Company's common stock, $.001 par value (the "Shares") in the Company's IPO so that SL Green purchases 25% of the shares sold in the IPO, including any shares sold pursuant to the underwriters' over-allotment option. The purchases and sales of Shares under this Section 5 shall close simultaneously with the sales of Shares to the underwriters in the IPO. The purchase price per Share shall be in cash and at the same price as the price to the public in the IPO. The Company shall be obligated to sell the Shares to SL Green, and SL Green shall be obligated to purchase such Shares, if and to the extent Shares are sold in the IPO. In connection with the sale of Shares, the Company hereby makes to SL Green the representations and warranties contained in the Underwriting Agreement dated the date hereof among the Company and the underwriters.

        6.    SL Green's Right to Purchase Additional Shares/Units.    In the event the Company shall desire to sell any Shares or cause common units of limited partnership interest in the Partnership to be issued after the date hereof, SL Green shall have the right (but not the obligation) to purchase up to 25% of any such Shares or units. The Company shall give SL Green at least five days' written notice of any proposed sale, and SL Green shall confirm in writing its intention to purchase, and the number of Shares or units SL Green will purchase, not more than three days after such notice is received. If SL Green shall fail to confirm its intent to purchase as required in the previous sentence, its right to purchase Shares or units in that sale or issuance, as applicable (but not any future sale or issuance) shall be waived. Any purchase by SL Green under this Section 6 shall be in cash at the same price per

Share or unit, and with such representations and other terms and conditions as is offered to other purchasers, and SL Green's purchase shall close simultaneously with sales to other purchasers.

        7.    REIT Status.    The Parent shall file an election to be a real estate investment trust (a "REIT") under Section 856 of the Internal Revenue Code of 1986, as amended (the "Code") with its federal income tax return for the taxable year ending December 31, 2004 and shall use its best efforts to operate as a REIT during such taxable year and during all subsequent taxable years.

        8.    Protective TRS Election.    The Parent shall make an annual protective election jointly with SL Green Realty Corp. ("SLG REIT") for the Parent to be a "taxable REIT subsidiary," as defined in Section 856(l)(1) of the Code, of SLG REIT by executing an Internal Revenue Service Form 8875 (or any successor form), which election shall state that it is to be effective only if the Parent does not qualify as a REIT for any period covered by such election. The Parent has delivered such executed form to SL Green with respect to 2004 prior to June 28, 2004 and shall deliver such executed form to SLG REIT with respect to subsequent years no later than January 21 of each such year for execution and filing by SLG REIT.

        9.    Legal Opinion.    Not later than January 21 of each year, beginning in 2005, the Parent, at its cost, shall cause its tax counsel, which shall be Clifford Chance US LLP or such other law firm of national reputation as is reasonably acceptable to SLG REIT, to issue an opinion to SLG REIT to the effect that, for the period commencing January 1 and ending on December 31 in the preceding year, the Parent has qualified as a REIT and the Parent's method of operating will enable the Parent to continue to qualify as a REIT. Such opinion shall be in form and substance reasonably satisfactory to SL Green, may rely on customary assumptions and representations from the Parent as to its organization, ownership and method of operating, and shall provide that counsel to SLG REIT may rely on such opinion for purposes of such counsel's opinion as to the status of SLG REIT as a REIT. The Parent, at its cost, also shall cause such tax counsel, from time to time, to issue such an opinion to SLG REIT within ten (10) business days of its receipt of a request therefor from SLG REIT.

        10.    Term.    This Agreement shall remain in full force and effect throughout the term of the Management Agreement as extended in accordance therewith, and terminate (a) simultaneously with the expiration or earlier termination of the Management Agreement or (b) on 30 days' notice by SL Green to the Company in the event that neither SL Green nor any of its affiliates shall be the managing member of the Manager. In the event of a termination pursuant to Section 10(b) hereof or termination of the Management Agreement pursuant to Section 13(c) of the Management Agreement, then the terms and conditions of Section 1 shall survive such termination for a period of one year with respect only to any potential investment described in Section 1 as to which, at the time of termination, Manager has commenced due diligence. Further, the terms and conditions of Sections 7, 8, and 9 hereof shall survive the termination of this Agreement and the Management Agreement for as long as SL Green continues to own at least 10% of the common stock of the Parent.

        11.    Notices.    All notices, requests, demands and other communications required or permitted hereunder shall be in writing and mailed, faxed or delivered by hand or courier service:

          (a)   If to the Company, to:

      Gramercy Capital Corp.
      420 Lexington Avenue
      New York, New York 10170
      Attention: Office of General Counsel

          (b)   If to SL Green, to:

      SL Green Operating Partnership, L.P.
      420 Lexington Avenue
      New York, New York 10170
      Attention: General Counsel

        12.    Entire Agreement.    Except for the applicable provisions of the Management Agreement, this Agreement shall constitute the entire agreement among the parties relating to the subject matter hereof and shall supersede all other prior or contemporary agreements, understandings, negotiations and discussions whether oral or written.

        13.    Amendment and Modification.    Neither this Agreement nor any of the terms or provisions hereof may be changed, supplemented, waived or modified except by a written instrument executed by the parties hereto (or in the case of a waiver, by the party granting such waiver).

        14.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which may be signed by any of the parties hereto, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

        15.    Governing Law.    This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by, construed, interpreted and enforced in accordance with the laws of the State of New York.

        16.    Invalid Provisions.    If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable, this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of hereof and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

        IN WITNESS WHEREOF, the parties to hereto have duly executed this Agreement as of the day and year first written above.

GRAMERCY CAPITAL CORP.
By:

Name:
Title:
SL GREEN OPERATING PARTNERSHIP, L.P.
By:

Name:
Title:

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  Exhibit 10.2